Exhibit 10.2
NON-COMPETE AND CONFIDENTIALITY AGREEMENT
    This Agreement is made between M. Coley O’Brien (the “Executive”) and The Wendy’s Company (the “Company” or “Wendy’s”).
1. PURPOSE. Executive is a senior executive of the Company and, as a result, has been and will continue to be involved, at the highest level, in the development, implementation, and management of Wendy’s business strategies and plans, including those which involve Wendy’s finances, marketing and other operations, and acquisitions. As a result, Executive has and will have access to Wendy’s most valuable trade secrets and proprietary information. By virtue of this unique and sensitive position, Executive’s employment by a competitor of Wendy’s represents a material unfair competitive danger to Wendy’s and the use of Executive’s knowledge and information about Wendy’s business, strategies, and plans can and would constitute an unfair competitive advantage over Wendy’s. The purpose of this Agreement is to formalize the agreements between Executive and the Company to address these legitimate business interests.

2. CONFIDENTIALITY. Executive agrees that they will not at any time during their employment and anytime thereafter, divulge, furnish, or make known or accessible to, or use for the benefit of anyone other than Wendy’s, its subsidiaries affiliates and their respective officers, directors and employee, any information of a confidential nature relating in any way to the business of Wendy’s or its subsidiaries or affiliates, or any of their respective franchisees, suppliers or distributors. Executive further agree that they are not subject to any agreement that would restrict them from performing services to Wendy’s and that they will not disclose to Wendy’s or use on its behalf, any confidential information or material that is the property of a former employer or third party.

3. NONCOMPETE/NONSOLICITATION/EMPLOYEE NO-HIRE. Executive agrees that during their employment with Wendy’s and either (x) in the event Executive’s employment with Wendy’s is terminated without cause, for a period of eighteen (18) months following such termination, or (y) in the event Executive’s employment with Wendy’s is terminated for cause, for a period of twelve (12) months following such termination:

(i) in any state or territory of the United States (and the District of Columbia) or any country where Wendy’s maintains restaurants, Executive will not engage or be engaged in any capacity, “directly or indirectly” (as defined below), except as a passive investor owning less than a two percent (2%) interest in a publicly held company, in any business or entity that is competitive with the business of Wendy’s or its affiliates. This restriction includes any business engaged in drive through or food service restaurant business where hamburgers, chicken sandwiches or entree salads are predominant products (15% or more, individually or in the aggregate, of food products not including beverages). Notwithstanding anything to the contrary herein, this restriction shall not prohibit Executive from accepting employment, operating or otherwise becoming associated with a franchisee of Wendy’s, any of its affiliates or any subsidiary of the foregoing, but only in connection with activities associated with the operation of such a franchise or activities that otherwise are not encompassed by the restrictions of this paragraph, subject to any confidentiality obligations contained herein;

(ii) Executive will not, directly or indirectly, without Wendy’s prior written consent, hire or cause to be hired, solicit or encourage to cease to work with Wendy’s or any of its subsidiaries or affiliates, any person who is at the time of such activity, or who was within the six (6) month period preceding such activity, an employee of Wendy’s or any of its subsidiaries or affiliates at the level of director or any more senior level or a consultant under contract with Wendy’s or any of its subsidiaries or affiliates and whose primary client is such entity or entities; and

(iii) Executive will not, directly or indirectly, solicit, encourage or cause any franchisee or supplier of Wendy’s or any of its subsidiaries or affiliates to cease doing business with Wendy’s or any subsidiary or affiliate, or to reduce the amount of business such franchisee or supplier does with Wendy’s or such subsidiary or affiliate.

For purposes of this section, “directly or indirectly” means in Executive’s individual capacity for their own benefit or as a shareholder, lender, partner, member or other principal, officer, director, employee, agent or consultant of or to any individual, corporation, partnership, limited liability company, trust, association or any other entity whatsoever; provided, however, that Executive may own stock in Wendy’s and may operate, directly or indirectly, Wendy’s restaurants as a franchisee without violating sections (i) or (iii).

4. CONSIDERATION. The parties hereto acknowledge and agree that continued employment of Executive by the Company, the compensation and benefits received and to be received by the Executive in connection with Executive’s present and future employment by the Company, and Executive’s receipt and continued receipt of the Company’s confidential and proprietary information are consideration for Executive’s execution and performance of this Agreement.

5. OTHER TERMS.

a.This Agreement represents the entire agreement and supersedes all prior and contemporaneous agreements and understandings relative to the same subject matter.

b.Executive acknowledges and agrees that this Agreement is not intended to and does not modify the “at-will” nature of Executive’s employment. Executive further acknowledges and agrees that, except as expressly stated herein, this Agreement is not intended to and does not modify any other terms and conditions of Executive’s employment, including Executive’s compensation and benefits or the application of Wendy’s policies, such as the Executive Severance Pay Policy.

c.This Agreement may not be amended or changed unless set forth in writing signed by a duly authorized officer of the Company and Executive. The failure of either party to enforce any term of this Agreement shall not constitute a waiver of any rights or deprive the party of the right to insist thereafter upon strict adherence to that or any other term of this Agreement, nor shall a waiver of any breach of this Agreement constitute a waiver of any preceding or succeeding breach.

d.This Agreement shall be governed by Ohio law, without regard to conflict of law principles.

e.This Agreement shall inure to the benefit of and be binding upon and enforceable by the Company’s successors and assigns.

f.Executive acknowledges that the provisions of this Agreement are reasonable and necessary to protect Wendy’s legitimate business interests. If any competent authority having jurisdiction over this Agreement determines that any of the provisions is unenforceable because of the duration or geographical scope of such provision, such competent authority shall have the power to reduce the duration or scope, as the case may be, of such provision and, in its reduced form, such provision shall then be enforceable. The invalidity or unenforceability of any provision of this Agreement shall not affect or limit the validity and enforceability of the other provisions hereof. In the event of Executive breaches their obligations under the post-employment restrictive covenants, then the post-employment restricted period shall be tolled and extended during the length of such breach, to the extent permitted by law.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by duly authorized signatories:

EXECUTIVE:
Signature:	/s/ M. Coley O’Brien
Name:	M. Coley O’Brien
Date:	October 27, 2020

THE WENDY’S COMPANY
By:	/s/ Todd A. Penegor
Name:	Todd A. Penegor
Title:	President and Chief Executive Officer
Date:	October 27, 2020